DISTRIBUTION AGREEMENT

THIS AGREEMENT is made and entered into this 29th day of August, 2017, by and between Beauty and Pinups, LLC, having its principal place of business at 4521 Sharon Rd., Suite 407, Charlotte, NC 28211 (the "Company"), and East Coast Enterprises, Inc. ("Distributor").

In consideration of the mutual covenants and agreements herein set forth, the parties hereto do hereby agree as follows:

1. **Appointment as Exclusive Distributor**. Subject to and in accordance with the terms and conditions set forth herein, and for the term of this Agreement, the Company hereby appoints Distributor, and Distributor hereby accepts appointment, as an exclusive distributor in the geographical territory described on Schedule A attached hereto (the "Market") of the Company's products set forth on the Company's Distributor Professional Product Price List ("Products") circulated to the Distributor from time to time, as may be amended and updated by the Company, in its sole discretion. Distributor agrees not to market, promote or service any of the Products outside of the Market without the prior written approval of the Company. Distributor further agrees not to sell or distribute or otherwise use any Product when Distributor has knowledge that the first substantial use of such Product is intended to be outside the Market. Distributor acknowledges that Products sold by the Company or another distributor located in the market or otherwise may enter the Market. In the event of any dispute between Distributor and another distributor of the Company regarding Product sales of such other distributor in the Market or of Distributor outside the Market, the Company shall make a good faith determination of the rights and obligations of each distributor and the decision of the Company shall be binding on all parties. Notwithstanding the foregoing and without any compensation to Distributor, the Company reserves the right to sell Products to customers in the Market (a) who purchase online, and (b) who are residual customers of any existing distributors utilized by the Company, which distributor relationship with the Company is being wound down and terminated.

2. **Distributor's Obligations**. In consideration of the foregoing appointment, Distributor hereby agrees at its sole cost:

(a) To vigorously and aggressively promote the resale of the Products in all areas of the Market.

(b) To develop and maintain an adequate sales organization, to conduct aggressive advertising and sales promotion activities, and to purchase at least the following quantities of the Products from the Company as follows (each year being measured from the anniversary date of this Agreement) (the "Performance Criteria"):

Contract Year 1: $385,204
Contract Year 2: $423.724
Contract Year 3: $482,977
Contract Year 4: $516,786
Contract Year 5: $568,464

For each Contract Year thereafter, performance criteria will be equal to the prior Contract Year minimum sales amount multiplied by 1.05.

(c) To maintain an inventory of the Products adequate in the Company's reasonable opinion to meet its current and anticipated sales responsibilities from time to time in the Market.

(d) To comply in all respects with all statutes, laws, rules, orders, regulations and ordinances applicable to the purchase and sale of the Products and to the operation of its business, including without limitation, the provisions of any applicable health, safety, environmental, export, import, tax, antiboycott, corrupt practices and other laws of the United States and any state or subdivision thereof and in that regard will not, and will not permit any of its employees, agents, subdistributors, principals or owners, to pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of any services or anything else of value, either directly or through a third party, to any official or employee of any government or of any governmental instrumentality, or to any candidate for political office to obtain or retain business respecting the Products or any of them.

(e) To furnish the Company with statistical information regarding the Market, with forecasts of its future orders for Products, with accurate and complete delivery of sales reports and with other data relating to its operations under this Agreement at such times and on such forms as the Company may reasonably specify from time to time.

(f) To provide the owners of the Products such general service, operational assistance and repair of the Products as may be necessary in a prompt, courteous and workmanlike manner; all such services shall be in accordance with applicable laws.

(m) To perform all warranty service, promptly and in a competent and workmanlike manner, on all Products within the Market sold by Distributor, in accordance with the policies of the Company as they may be issued from time to time, to provide true, accurate and complete documentation of such warranty service to the Company as from time to time may be required by the Company.

(n) To comply with the anti-diversion clause set forth in Schedule B, which is incorporated herein by reference.

3. **Sales of Products to Distributor**. The Company shall sell Products to Distributor and Distributor shall purchase Products from the Company, in accordance with the following terms and conditions:

(a) All Products purchased from the Company shall be purchased for resale in the ordinary course of Distributor's business. Distributor may establish prices and discounts for the Products it sells in the Market and is not obligated to maintain the prices as set forth from time to time on the Company's schedule of suggested prices. Distributor shall not make any alterations or modifications of any of the Products.

(b) Distributor shall incorporate by reference, agree to and accept the Company's standard terms and conditions as may be updated and amended from time to time by the Company, a copy of which is attached hereto as Schedule C ("Terms and Conditions"). By placing each order thereunder, Distributor confirms its agreement with an acceptance of such terms and conditions. The Company shall make reasonable efforts to accept and fill each such order of Distributor. All orders are subject to acceptance by the Company, and may be rejected by the Company without liability for any or no reason. After acceptance by the Company, no order may be cancelled by Distributor without the express written consent of the Company. This Agreement, together with the Terms and Conditions and other documents attached hereto or incorporated herein by reference, shall constitute the entire agreement of the parties and may not be modified unless specifically agreed to by the Company in writing. No terms stated by Distributor in its proposal, bid, purchase order, acknowledgment or other form shall be binding upon the Company except as expressly incorporated herein by the Company. Distributor is hereby notified of the Company's objection to and rejection of any additional or different terms in Distributor's proposal, bid, purchase order, acknowledgment, or other forms. The parties understand and agree that any other such terms proffered by Distributor in any such form shall be subject to and controlled by this Agreement.

(c) In the event the Company determines that Distributor has become a credit risk, the Company may require prepayment in whole or in part, C.O.D. or any other payment terms as a condition of shipping any order of Products.

(d) The Company may discontinue the manufacture of any Product and make changes and improvements at any time in the specifications, manufacture or design of any Product without incurring any obligation to Distributor or any customers of Distributor. Products so changed or improved will be accepted by Distributor in fulfillment of existing orders.

4. **Security Interest.** Distributor hereby grants the Company a security interest in all Products owned by Distributor at any time and from time to time (including all Products acquired after the date hereof) and in the proceeds thereof to secure all liabilities and obligations of every kind of Distributor to the Company. From time to time at the request of the Company, Distributor shall execute one or more financing and continuation statements, in form satisfactory to the Company, as may be deemed by the Company to be necessary or desirable to perfect and maintain the Company's security interest in the Products or any part thereof. Distributor shall keep and maintain the Products free and clear of any and all liens, claims and other encumbrances of every kind whatsoever. Distributor shall keep all items in which the Company has a security interest and which are under Distributor's direct or indirect control insured against all risk of loss or damage to such items in an amount sufficient to prevent the Company from sustaining any financial loss with an insurance company reasonably acceptable to the Company. The policy regarding such insurance shall name the Company as a coinsured and provide that in the event of a loss the insurer shall pay the insureds as their interests may appear. Distributor shall furnish the Company a certificate of the insurer which shall indicate that such insurance cannot be amended, modified or cancelled without thirty (30) days' prior written notice to the Company. Copies of such insurance policies and all amendments thereto shall be delivered to the Company upon request.

5. **Distributor Not Agent of the Company**. Under no circumstances shall Distributor be considered to be an agent, employee, partner or legal representative of the Company. Distributor shall not act or attempt to act, or represent itself, directly or by implication, as agent, employee, partner or legal representative of the Company, or in any manner assume or create any obligation on behalf of or in the name of the Company. Distributor shall take no action which would or could create a permanent establishment of the Company under the tax laws of any jurisdiction in the Market or subject the Company to income taxation in any jurisdiction in the Market.

6. **Trademarks, Trade Names, Service Marks and Business Names**. Distributor may not use any trademark, trade name, service mark or business name used or claimed by the Company (whether or not registered), either separately or in conjunction with other words or marks, in Distributor's firm name or any trade name except with the Company's prior written approval. If, after such approval, the Company should at any time so request, Distributor shall promptly discontinue such use and take all steps necessary or appropriate in the opinion of the Company to eliminate such trademark, trade name, service mark or business name from Distributor's firm name or trade name. Distributor shall not otherwise use any trademark, trade name, service mark or business name used or claimed by the Company in connection with any business conducted by Distributor other than in dealing in Products to which such trademark, trade name, service mark or business name refers, and then only in the manner and form approved in writing by the Company. Distributor shall discontinue any such use on request of the Company at any time. Distributor shall not alter, remove or tamper with any of the marks, names, numbers or other means of identification on any of the Products.

7. **Force Majeure**. The Company shall not in any manner be liable to Distributor should performance by it hereunder or by it under any particular order by Distributor for Products become commercially impracticable due to any contingency beyond the Company's reasonable control, including, without limitation, acts of God, fires, floods, wars, sabotage, civil unrest, accidents, labor disputes or shortages, governmental laws, ordinances, rules and regulations, whether valid or invalid (including, without limitation, priorities, requisitions, allocation and price adjustment restrictions), inability to obtain material, equipment or transportation ordinarily available to and used by the Company, and any other similar or different contingency. If, due to any such contingency, the Company is unable to supply all of the Products ordered by Distributor, the Company shall have the right to allocate Products among its customers in any manner which it deems fair and equitable.

8. **Termination of Agreement**.

(a) Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the date first above written and shall end on the fifth anniversary of the date hereof. After such initial term, the term of this Agreement shall be automatically renewed for successive additional five year terms unless terminated by either party by written notice to the other party given at least sixty (60) days prior to the expiration of such initial term or of any such additional term.

(b) The following represent events which are substantially within the control of Distributor and over which the Company has no control and which are so contrary

to the intent and purpose of this Agreement as to constitute good cause and consequently warrant its termination promptly upon the giving of notice by the Company to Distributor:

(i) Without the written consent of the Company, any assignment of this Agreement, or any transfer or attempted transfer by Distributor of any interest in, or right, privilege or obligation under this Agreement; or transfer by operation or law or otherwise of the principal assets of Distributor that are required to permit Distributor to perform its obligations under this Agreement; or change in the direct or indirect ownership of a controlling interest in the voting securities or operating management of Distributor however accomplished without the prior written consent of the Company; or, in the event that Distributor is a proprietorship or a partnership, the death of Distributor or of any partner of Distributor. Written consent will not be unreasonably withheld.

(ii) Any misrepresentation by Distributor in obtaining this Agreement or in obtaining any material refund, credit, rebate, incentive, allowance, discount, reimbursement or payment from the Company or submission by Distributor of any materially false or fraudulent application, claim or report in connection with its sales or service operations.

(iii) If Distributor is insolvent, unable to meet its debts as they mature, files a petition or answer consenting to or acquiescing in a petition against it in bankruptcy or under any chapter of the Bankruptcy Reform Act of 1978 or any similar law for the relief of debtors, federal or state, whether now existing or hereafter enacted, or suffers such a petition to be filed against it which is not vacated or stayed within sixty (60) days, has a receiver appointed of or execution levied upon all or a material part of its business or assets, makes any arrangement with its creditors generally, goes into liquidation or dissolution, or fails for any other reason to function as a going business.

(iv) Failure by Distributor to pay the Company any sums when due pursuant to any agreement between the Company and Distributor;

(v) Failure by Distributor to meet or exceed the Performance Criteria in any one or more years; and

(vi) Failure by Distributor to fulfill any of its other obligations or agreements with respect to or arising under this Agreement and such failure continues for a period of thirty (30) days after written notice thereof is given by the Company to Distributor.

then and in any of such events, the Company may at its option terminate this Agreement effective immediately upon written notice to Distributor; provided, however, with respect to the event of default set forth in Section 8(b)(v), the Company shall have the option to not terminate this Agreement, but may, instead, decide to make this Agreement non-exclusive under Section 1, pursuant to which the Company may sell its Products to other distributors or otherwise in the Market. Distributor acknowledges that any of the foregoing shall constitute good and sufficient

cause for termination of this Agreement by the Company, with no liability on the part of the Company for any payment of compensation or any other payments except as specifically set forth in this Agreement.

9. **Obligations Upon Termination.**

Upon any termination of this Agreement:

(a) Distributor shall cease to be an authorized distributor of the Products.

(b) Distributor shall promptly pay to the Company all sums it owes to the Company, without deduction or set-off of any kind or nature, shall cease representing itself to be a distributor in the Products and shall cease to display, advertise or otherwise use any trade mark, trade name, service mark or business name claimed by the Company as such may appear on any sign, stationery, form, telephone listing, Product literature or other document or thing.

(c) Distributor shall promptly return to the Company or to such other person as the Company may designate, all property furnished by the Company or by other persons at the request of the Company to Distributor or prepared by Distributor in the performance of his duties hereunder, and all other documents or information as the Company may reasonably request, including but not limited to technical information, sales catalogs, customer lists, brochures, data sheets, samples, sales aids or any property considered by the Company to be a trade secret or confidential information.

In the event of the termination of this Agreement, all unshipped orders for the Products shall be deemed cancelled; provided, however, from the date of the notice of termination to the effective date of termination, orders may be filled by the Company in its sole discretion.

10. **Reacquisition of Products.**

At any time within ninety (90) days after the effective date of any termination of this Agreement, the Company shall have, and is hereby granted, the right (but not the obligation) to purchase, in which case Distributor shall sell to the Company, all or any part of the Products in Distributor's then existing inventory of Products at a price for each item of the Products equal to the lesser of the actual invoice cost of such item to Distributor or the Company's current listed distributor price therefor. The Company reserves the right to offset any payment for repurchased Products against any amounts owed by Distributor to the Company. Within thirty (30) days after the date of termination of this Agreement, Distributor shall deliver or mail to the Company a detailed description of its existing inventory. Distributor shall promptly deliver all Products to be purchased by the Company hereunder FOB the Company's shipping point unless the Company directs otherwise, shall warrant good title to all such Products and shall furnish to the Company evidence satisfactory to the Company that such Products are free and clear of all claims, liens and encumbrances of every kind and nature. Under no circumstances, including any termination of this Agreement, shall Distributor return Products without having first received the prior written approval of the Company. Distributor shall not make any deductions or offsets for Products returned without the prior written approval of the Company.

11. **Confidentiality**. Distributor hereby recognizes that unpublished items of technical or nontechnical information including, but not limited to, materials, equipment, designs, specifications, know how, product uses, processes, blueprints, formulae, costs, financial data, marketing plans and direct selling systems, customer lists and technical and commercial information relating to customers or business projections used by the Company in its business and any other documents, information or other things the Company considers to be trade secrets or confidential information (referred to hereinafter collectively as "Trade Secrets"), whether or not the subject of any patent or patent application, constitute valuable trade secrets or confidential information and are the exclusive property of Company. Consequently, during the term of this Agreement or thereafter Distributor shall not disclose to any unauthorized person or use in any unauthorized manner Trade Secrets, and specifically further agrees:

(a) not to, directly or indirectly, disclose or make available to anyone not employed or affiliated with Distributor, or use outside of Distributor's organization, any Trade Secrets for any reason or purpose whatsoever;

(b) to take any and all actions to safeguard all Trade Secrets at all times so they are not exposed to, or taken by, unauthorized persons; and

(c) in the event of termination of this Agreement for any reason, to deliver to the Company and refrain from any further use thereafter in any manner, all of the Company's property including personal notes and reproductions, documents and other information relating to the Company's business and Trade Secrets in his possession or control.

In the event of a breach or a threatened breach by Distributor of the provisions of this Section 11, the Company shall be entitled to an injunction restraining Distributor from disclosing, in whole or in part, said Trade Secrets. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for any such breach or threatened breach.

12. **Advertising and Marketing**. The Company and Distributor shall cooperate in the development of mutually acceptable marketing, advertising and sales plans; i.e., Distributor will not advertise the Products or implement any marketing plan concerning the Products without first submitting such advertising or marketing plan to the Company for approval. The Company may furnish Distributor from time to time with a reasonable supply of such brochures, price lists and other materials concerning the Products as may be available to the Company. All other advertising, marketing and sales costs incurred by the Distributor shall be the sole responsibility of Distributor and shall not be advanced or reimbursed by the Company.

13. **Miscellaneous**.

(a) Entire Agreement; No Representation. This Agreement cancels and supersedes all previous agreements concerning Distributor's status as a distributor of Products and constitutes the entire agreement between the parties with respect to the subject matter hereof. Each party hereto acknowledges that, except as expressly set forth herein, no representation, understanding or presumption of law or fact has been made or relied upon

(i) which has induced the execution of this Agreement or would in any way modify any of its provisions or (ii) with respect to the effectiveness or duration of this Agreement or the sales or profit expectancy of Distributor's operations hereunder.

(b) Waiver. The waiver by either party, or the failure by either party to claim a breach of any provision of this Agreement or give notice with respect thereto, shall not be, or be held to be, a waiver of any subsequent breach, or as affecting in any way the effectiveness, of such provision or any other provision.

(c) Notice. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered, sent by certified mail return receipt requested, postage prepaid, nationally recognized express delivery service with delivery confirmed or telexed or telecopied with receipt confirmed, addressed as follows:

If to Distributor:

Name	With Copy To:
East Coast Enterprises, Inc.	
100 E. Ninth Avenue	
Runnemede, NJ 08078-0284	
Attn: Chief Executive Officer – KARA KLETKEWICZ, President	

If to the Company:

Name	With Copy To:
Beauty and Pinups, LLC	Level Brands, Inc.
4521 Sharon Road, Ste 407	4521 Sharon Road, Ste 450
Charlotte, NC 28211	Charlotte, NC 28211
Attn: Chief Executive Officer	Attn: Chief Executive Officer and CFO

or such other persons and/or addresses as shall be furnished in writing by any such party, and shall be deemed to have been given as of the date when properly sent in accordance with the terms hereof.

(d) Indemnity. Distributor hereby indemnifies, and agrees to hold harmless, the Company, its shareholders, directors, officers, agents, employees, representatives, successors and assigns, from and against any and all losses, claims, damages, expenses or liabilities of whatever form or nature (including attorneys' fees and other costs and expenses incurred in connection therewith) which they, or any of them, may sustain or incur in any action, claim, suit or proceeding by any person, organization or governmental entity or agency or otherwise as a direct or indirect result of breach or nonperformance by Distributor, its officers, agents, employees, successors and assigns, of any of Distributor's obligations under this Agreement.

(e) Limited Liability. Distributor agrees that in no event shall the Company be liable for any special, indirect, incidental or consequential damages arising

from the sale of the Products, any breach of the terms and conditions of this Agreement, any sales order or agreement for the sale of Products or any breach of any direct or indirect or express or implied warranty or representation by the Company.

(f) Effect of Termination. Termination of this Agreement for any or no reason shall not release either party from liability to the other party which at the time of termination shall have already occurred or which thereafter may occur in respect of any act or omission prior to such termination; nor shall any such termination hereof affect in any way the survival of any right, duty or obligation of either party hereto which is to survive termination.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

East Coast Enterprises, Inc.

By: ______________________

Its: PRESIDENT

Beauty and Pinups, LLC

By: ______________________

Its: CEO

Schedule A

Exclusive territories:
PA
NJ

West VA Exclusive Counties:
Marshall
Ohio
Brooke
Hancock
**note, this exclusivity will take place at the time BSG is terminated. The warehouse inventory buy-back will take place in October/November of 2017

Co-shared:
Delaware Counties:
New Castle and Kent
West VA:
Jefferson
Berkeley
Morgan
Hampshire
Mineral
Hardy
Grant
Tucker
Preston
Monongalia
Taylor
Marion
Wetzel

Co-shared markets will be managed by first one to sell into the salon, the distributor will have rights to that account. Mutual respect for salon placement will be requested between the distributors in this market.

Schedule B

Anti-Diversion Agreement

Terms not otherwise defined herein shall have the meaning ascribed in the Distribution Agreement to which this Schedule B is attached. The Distributor agrees as follows:

1. All "professional beauty products" purchased by Distributor from the Company will be used by Distributor or its customers and only in quantities meeting their professional or consumer consumption needs.

2. Distributor will use and apply "professional use only" products only in connection with professional services performed on Distributor's customers' premises. Distributor will not sell or otherwise transfer "professional use only" products to anyone other than its customers.

3. Distributor will not remove, obliterate or tamper with any codes applied to "professional beauty products" by the Company.

4. Distributor will not resell Products to any diverter or redistributors of products. Distributor will report immediately to the Company any person who attempts to buy the Products for any purpose other than their professional or personal use in quantities meeting their professional or consumer consumption needs. Distributor will maintain records of all sales of professional beauty products exceeding $500 and will make such records available for inspection by the Company.